Jørgen Vig Knudstorp Nominated to Join NIKE, Inc. Board of Directors

BEAVERTON, Ore.--(BUSINESS WIRE)--NIKE, Inc. (NYSE:NKE) today announced Jørgen Vig Knudstorp has been nominated for election to its Board of Directors at the Company’s 2025 annual meeting of shareholders, to be held on September 9, 2025.

Mr. Knudstorp was President and Chief Executive Officer of the LEGO Group (“LEGO”) from 2004 to 2016, Executive Chair of LEGO Brand Group from 2017 to 2023 and currently serves as Deputy Chair of the LEGO Foundation. He previously held various leadership positions at LEGO from 2001 to 2004.

“Jørgen’s strong global experience with brand and digital marketing, strategy, and consumer products, as well as his development and fostering of culture and values, will make him an excellent addition to our board,” said Mark Parker, Executive Chairman of NIKE, Inc. “We look forward to working with Jørgen during an exciting time for NIKE where we will unlock our next chapter of growth through innovative product and distinctive brand storytelling across an integrated marketplace.”

Prior to joining LEGO, Mr. Knudstorp served as a management consultant at McKinsey & Company. He also holds a master’s degree and a PhD in economics and business management from Aarhus University.

Mr. Knudstorp is also the lead independent director of Starbucks Corporation and Partner and Executive Advisor of Innovation Endeavors.

About NIKE, Inc.

NIKE, Inc., headquartered in Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at https://investors.nike.com/. Individuals can also visit https://about.nike.com/ and follow NIKE on LinkedIn, Instagram and YouTube.

Contacts
Media Contact:
Virginia Rustique-Petteni
media.relations@nike.com

Investor Contact:
Paul Trussell
investor.relations@nike.com